EXHIBIT 2.2

AMENDMENT NO. 1
TO
 AGREEMENT AND PLAN OF MERGER

AMENDMENT NO. 1 TO AGREEMENT AND PLAN OF MERGER, dated as of January 30, 2007 (this “Amendment”), to the Agreement and Plan of Merger, dated as of September 15, 2006 (the “Merger Agreement”), by and among TravelCenters of America, Inc. (the “Company”), Hospitality Properties Trust (“Parent”), HPT TA Merger Sub Inc. (“Merger Sub”) and Oak Hill Capital Partners, L.P. (collectively, the “Parties”).  Terms used herein but not defined shall have the meaning assigned to them in the Merger Agreement.

WHEREAS, the Parties have heretofore executed and entered into the Merger Agreement;

WHEREAS, Section 2.06(b) of the Merger Agreement provides that the Company shall use commercially reasonable efforts to take such actions and obtain such consents as are necessary under the Warrant Agreement in order to provide that each Company Warrant that is outstanding and unexercised at the Effective Time be cancelled as of the Effective Time and, in exchange for such cancellation, the holders of the Company Warrants receive right to payment from Parent immediately following the Effective Time of an amount of cash calculated in accordance with the formula provided therein (in the aggregate, the “Payment”);

WHEREAS, the Company has taken such actions and obtained such consents necessary to amend the Warrant Agreement and has entered into that certain Second Amendment to Warrant Agreement, dated as of January 10, 2007, among the Company and U.S. Bank National Association (“US Bank”), as successor warrant agent to State Street Bank and Trust Company (the “Second Amendment”);

WHEREAS, the Second Amendment provides that the Payment will be made by the Company to US Bank, as Depository and Consent Agent pursuant to that certain Depository and Consent Agent Agreement, dated as of November 21, 2006, between the Company and US Bank, for further payment to the holders of the Company Warrants;

WHEREAS, the Parties have agreed that Section 3.04(a) of the Merger Agreement should be amended to provide that the Payment be made to US Bank;

WHEREAS, the Parties have agreed that it will be more practicable for payment of amounts to be paid to holders of Company Stock Options pursuant to Section 2.06(a) (in the aggregate, the “Option Payment”) to be made by the Surviving Corporation rather than the Exchange Agent;

WHEREAS, the Parties have agreed that Section 3.04(a) of the Merger Agreement should be amended to provide that the Option Payment will be made by Parent to the Surviving Corporation for further payment to the holders of Company Stock Options;

WHEREAS, the Parties have agreed that certain adjustments to the Merger Consideration which were to be determined as of the close of business on the day immediately preceding the Closing Date shall instead be determined at or after the close of business on the Closing Date and that Parent will deposit with the Company, on the Closing Date, certain amounts deducted in the determination of the Estimated Merger Consideration;

WHEREAS, Section 6.07(c) of the Merger Agreement provides that the Parent shall obtain “tail” or “runoff” insurance policies (the “Insurance Policies”) in accordance with the terms and conditions described therein;

WHEREAS, the Parties have agreed that the Company shall obtain the Insurance Policies but that the cost incurred by the Company in obtaining the Insurance Policies be treated as a Special Cost;

WHEREAS, Section 6.08 of the Merger Agreement provides that, subject to the terms and conditions provided in the Merger Agreement, the Parties shall use all reasonable efforts to take, or cause to be taken, all actions necessary, proper or advisable to consummate and make effective the Merger and the other transactions contemplated by the Merger Agreement;

WHEREAS, Section 7.02(d) of the Merger Agreement provides that, as a condition to Parent and Merger Sub’s obligation to consummate the Merger, the Company shall have obtained the consents and approvals listed in Schedule 4.06 of the Merger Agreement, except for such consents and approvals the failure of which to obtain would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect (provided that the failure to obtain any consents or approvals due to the identity of Parent or its Affiliates is not to be taken into account as to whether or not the condition is satisfied);

WHEREAS, each of Parent and Merger Sub have agreed for the benefit of the Company that the Company need not seek all of the consents and approvals heretofore listed in Schedule 4.06 of the Merger Agreement as a condition to consummation of the Merger;

WHEREAS, the board of directors of the Company desires to pay certain additional fees to Oak Hill Capital Management, Inc. and Olympus Growth Fund III, L.P. as Company Closing Costs and forgive certain indebtedness of management stockholders in connection with the Merger; and

WHEREAS, in order to effect the foregoing and to make certain other clerical amendments as set forth below, the Parties desire to amend the Merger Agreement in accordance with Section 9.09 of the Merger Agreement as set forth below.

NOW, THEREFORE, in consideration of the premises and the mutual covenants and agreements herein set forth, and other good and valuable consideration, the receipt and sufficiency of which hereby are acknowledged, the parties hereby agree as follows:

1.             Amendment to Section 3.04(a) of the Merger Agreement.  The first sentence of Section 3.04(a) of the Merger Agreement is hereby amended and restated as follows:

“Exchange Agent. Immediately following the Effective Time (but in any event on the Closing Date), Parent shall deposit (A) with an exchange agent selected by the Parent and reasonably acceptable to the Company (the “Exchange Agent”), for the benefit of the holders of Company Common Stock, for exchange in accordance with this Agreement, an amount equal to (i) the Estimated Merger Consideration minus (ii) the Escrow Amount, minus (iii) the product of (A) the Per Share Merger Consideration (calculated based on the Estimated Merger Consideration) and (B) the total number of Dissenting Shares, minus (iv) an amount equal to the Per Share Merger Consideration (calculated based on the Estimated Merger Consideration) multiplied by the total number of shares of Company Common Stock for which all Company Warrants were exercisable for immediately prior to the Effective Time and, minus (v) an amount equal to the Per Share Merger Consideration (calculated based on the Estimated Merger Consideration) multiplied by the total number of shares of Company Common Stock for which all Company Stock Options were exercisable immediately prior to the Effective Time (the “Exchange Fund”) (it being understood that any adjustment to the Estimated Merger Consideration pursuant to Section 3.02 shall be paid in accordance with such section), (B) with U.S. Bank National Association (“U.S. Bank”), as Depository and Consent Agent pursuant to that certain Depository and Consent Agent Agreement, dated as of November 21, 2006, between the Company and U.S. Bank, for further payment to the holders of the Company Warrants, for the benefit of the holders of Company Warrants, for exchange in accordance with this Agreement, an amount equal to the excess, if any, of the Per Share Merger Consideration (calculated based on the Estimated Merger Consideration) multiplied by the total number of shares of Company Common Stock for which all Company Warrants were exercisable immediately prior to the Effective Time over the  aggregate sum of the Company Warrant Exercise Price for all Company Warrants outstanding and unexercised immediately prior to the Effective Time and (C) with the Surviving Corporation, for further payment to the holders of the Company Stock Options, for the benefit of the holders of Company Stock Options, for exchange in accordance with this Agreement, an amount equal to the excess, if any, of the Per Share Merger Consideration (calculated based on the Estimated Merger Consideration) multiplied by the total number of shares of Company Common Stock for which all Company Stock Options were exercisable immediately prior to the Effective Time over the  aggregate sum of the Company Stock Option Exercise Price for all Company Stock Options outstanding and unexercised immediately prior to the Effective Time. “

2.                                       Amendment to Section 3.01 of the Merger Agreement.

(a)                                  Section 3.01(x) of the Merger Agreement is hereby amended and restated as follows:

“(x) minus the aggregate of (A) such portion of the Funded Unpaid Company Closing Cost Amount (hereafter defined) paid by the Surviving Corporation or a Company Subsidiary on the Closing Date and (B) the amount of any Company Closing Costs payable by the  Surviving Corporation or a Company Subsidiary after the close of business on the Closing Date;”

(b)           Section 3.01 of the Merger Agreement is hereby amended by (1) the renumbering of clause (xi) as clause (xii); (2) the addition of the following as clause (xi): “minus $350,000; and”; and (3) the addition of the following as the last sentence thereto: “The parties hereto agree that on the Closing Date, Parent shall deposit with the Company $44,103,161, which amount was deducted in the Company’s calculation of the Estimated Merger Consideration pursuant to Section 3.01(x), and which  shall be utilized by the Company, the Surviving Corporation or a

Company Subsidiary, to pay certain Company Closing Costs (the “Funded Unpaid Company Closing Cost Amount”).

In addition to depositing the Funded Unpaid Company Closing Cost Amount with the Company, on the Closing Date Parent shall deposit with the Company an amount equal to the Closing Transaction Bonus Payout Amount, which amount was deducted in the Company’s calculation of the Estimated Merger Consideration pursuant to Section 3.01(ix) and which shall be utilized by the Company or the Surviving Corporation, to pay the Closing Transaction Bonus Payout Amount to employees of the Company.”;

3.             Amendment to Section 3.02(a) of the Merger Agreement.  Section 3.02(a) of the Merger Agreement is hereby amended and restated in its entirety as follows:

“Estimated Net Working Capital.  The Company shall, concurrently with the delivery to Parent and Merger Sub of its calculations of the Estimated Merger Consideration and Estimated Per Share Merger Consideration, cause to be prepared and delivered to Parent and Merger Sub a statement setting forth the estimated calculation of the Net Working Capital (as defined below) (the “Estimated Net Working Capital”) as of the close of business on the Closing Date.  “Net Working Capital” shall mean the current assets less the current liabilities of the Company and the Company Subsidiaries, all as determined in accordance with GAAP applied in a manner consistent with the Company Balance Sheet; provided that, in determining Net Working Capital, the following shall be excluded: (i) the current portion of any Indebtedness; (ii) Company Closing Costs to the extent a deduct in calculating the Merger Consideration pursuant to Section 3.01(x) and (iii) the Closing Transaction Bonus Payout Amount; and provided further, that notwithstanding anything herein to the contrary, if any portion of the Funded Unpaid Company Closing Cost Amount and/or the Closing Transaction Bonus Payout Amount funded by Parent is not used to satisfy Company Closing Costs or the Closing Transaction Bonus Payment Amount, as applicable, on the Closing Date, such unused portion of the Funded Unpaid Company Closing Cost Amount and/or Closing Transaction Bonus Payout Amount shall not be deemed a current asset for any calculation of Net Working Capital hereunder.”

4.             Amendment to Section 3.02(b) of the Merger Agreement.  The first three sentences of Section 3.02(b) of the Merger Agreement are hereby amended and restated as follows:

“Within forty-five (45) days following the Closing Date, Parent shall deliver to the Stockholders Representative and the Escrow Agent a consolidated balance sheet of the Company and the Company Subsidiaries as of the close of business on the Closing Date prepared in accordance with GAAP applied on a basis consistent with the Company Balance Sheet and shall reflect a pro rata portion of all known adjustments which would be required in a year-end closing of the books of the Company and the Company Subsidiaries but shall not give effect to any changes in accruals (including tax accruals with respect to the exercise or cancellation of Company Stock Options between January 1, 2006 and the Effective Time) for any items resulting from the transactions contemplated hereby (the “Actual Balance Sheet”).  The Actual Balance Sheet shall be accompanied by a statement, certified by the Chief Financial Officer of the Surviving Corporation (the “Working Capital Statement”), that sets forth in reasonable detail the Actual Net Working Capital, the Working Capital Adjustment Amount, and the final calculation of the Merger Consideration.  The “Actual Net Working Capital” shall mean the Net

Working Capital of the Company and the Company Subsidiaries as of the close of business on the Closing Date.

 5.            Amendment to Section 6.07(c) of the Merger Agreement.  The first sentence of Section 6.07(c) of the Merger Agreement is hereby amended and restated as follows:

“At or prior to the Effective Time, the Company shall obtain “tail” or “runoff” insurance policies with a claims period of at least six years from the Effective Time with respect to directors’ and officers’ liability insurance, in either case in an amount and scope at least as favorable as the Company’s existing policies from an insurance carrier with the same or better credit rating as the Company’s current insurance carrier for the Covered Parties; provided that any costs incurred by the Company in connection with obtaining such insurance, to the extent not in excess 300% of the current annual premium paid by the Company for its existing coverage in the aggregate, shall be deemed to be a Special Cost.”

6.             Amendment to Section 6.17(a) of the Merger Agreement.  Section 6.17(a) of the Merger Agreement is hereby amended by adding the following sentence at the end thereof:  “For the avoidance of doubt, it is understood and agreed among the parties that except with respect to  form(s) (reasonably acceptable to the Company) of estoppel certificate provided to the Company by Parent in respect of particular leases identified by Parent prior to Closing (or Parent providing written instruction to the Company to use a general form and indicating the particular leases and landlords from or with respect to which the Company should seek an estoppel certificate), the Company shall be under no obligation to request estoppel certificates from the lessor of the property underlying any lease.”

7.             Amendment to Schedules to the Merger Agreement.

(a)           Schedule 4.06 of the Merger Agreement is hereby amended and restated in its entirety as set forth on Annex A hereto.

(b)           Schedule 4.05 of the Merger Agreement is hereby amended by deleting the words “Schedule 4.06 (Cont’d) Approvals” at the top of such Schedule.

8.             Consent to Certain Actions.  Pursuant to Section 6.01 of the Merger Agreement, Parent hereby agrees that the payment of certain additional fees to Oak Hill Capital Management, Inc. and Olympus Growth Fund III, L.P. as Company Closing Costs and the forgiveness of certain indebtedness of management stockholders in connection with the Merger as described in the Unanimous Written Consent of the Board of Directors of the Company dated as of January 30, 2007, a counterpart of which is attached hereto as Annex B will not constitute a breach of any representation or covenant of the Company under the Merger Agreement.

9.             Closing.  Pursuant to Section 8.01 of the Merger Agreement, Parent and the Company mutually agree that the Closing shall take place at the offices of Sullivan & Worcester LLP, One Post Office Square, Boston, Massachusetts on January 31, 2007; provided that if for any reason the Closing does not occur on such date, the Merger Agreement shall remain in full force and effect in accordance with its terms, including without limitation, Section 8.01(b), provided the notice required in Section 8.01(b)(B) may be given on February 1, 2007.

10.           Interpretation.  The term “Agreement” as used in the Merger Agreement shall be deemed to refer to the Merger Agreement as amended hereby.

11.           Effectiveness.   This Amendment shall be deemed effective as of the date first written above.  Except as expressly amended herein, all other terms and conditions of the Merger Agreement shall remain in full force and effect and are hereby ratified and confirmed.

12.           Governing Law. This Amendment shall be deemed a contract made under the laws of the State of Delaware, and for all purposes of this Amendment shall be governed by and construed in accordance with the laws of such State applicable to contracts made and to be performed entirely within such State.  This Amendment shall be binding upon the successors and permitted assigns of the Parties.

13.           Counterparts.  This Amendment may be executed in any number of counterparts, each of which shall be an original and all of which shall constitute one and the same document.

14.           Nonliability of Trustees.  THE DECLARATION OF TRUST ESTABLISHING PARENT, A COPY OF WHICH, TOGETHER WITH ALL AMENDMENTS THERETO (THE “DECLARATION”), IS DULY FILED WITH THE DEPARTMENT OF ASSESSMENTS AND TAXATION OF THE STATE OF MARYLAND, PROVIDES THAT THE NAME “HOSPITALITY PROPERTIES TRUST” REFERS TO THE TRUSTEES UNDER THE DECLARATION COLLECTIVELY AS TRUSTEES, BUT NOT INDIVIDUALLY OR PERSONALLY, AND THAT NO TRUSTEE OFFICER, SHAREHOLDER, EMPLOYEE OR AGENT OF THE PARENT SHALL BE HELD TO ANY PERSONAL LIABILITY, JOINTLY OR SEVERALLY, FOR ANY OBLIGATION OF, OR CLAIM AGAINST, THE PARENT.  ALL PERSONS DEALING WITH THE PARENT, IN ANY WAY, SHALL LOOK ONLY TO THE ASSETS OF PARENT FOR THE PAYMENT OF ANY SUM OR THE PERFORMANCE OF ANY OBLIGATION.

IN WITNESS WHEREOF, the parties have caused this Amendment to be duly executed as of the day and year first above written.

TRAVELCENTERS OF AMERICA, INC.

By:	/s/ Timothy L. Doane
Name: Timothy L. Doane
Title: President and CEO

HOSPITALITY PROPERTIES TRUST

By:	/s/ John G. Murray
Name: John G. Murray
Title: President

HPT TA MERGER SUB INC.

By:	/s/ John G. Murray
Name: John G. Murray
Title: President

SOLELY IN ITS CAPACITY AS “STOCKHOLDERS REPRESENTATIVE” FOR PURPOSES OF SECTIONS 3.02, 3.03, 3.04, 9.04, 9.08 AND 9.09 OF THE MERGER AGREEMENT:

OAK HILL CAPITAL PARTNERS, L.P.

By:	OHCP GenPar, L.P., its General Partner

By:	OHCP MGP, LLC, its General Partner

By:	/s/ Kevin G. Levy
Name: Kevin G. Levy
Title: Vice President

ANNEX A

Schedule 4.06

Approvals

[The Schedule to this amendment has been omitted and will be supplementally furnished to the Securities and Exchange Commission upon request.]